As filed with the Securities and Exchange Commission on October 20, 2003

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
 Under
The Securities Act of 1933

AUTONOMY CORPORATION PLC
(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Cambridge Business Park Crowley Road Cambridge CB4 OWZ United Kingdom	CT CORPORATION SYSTEM 111 8th Avenue, 13th Floor New York, NY 10011 (212) 894-8600
(Address of principal executive offices) (Zip Code)	(Name, address and telephone number of agent for service of process)
VIRAGE, INC. 1997 STOCK OPTION PLAN
VIRAGE, INC. 2001 NONSTATUTORY STOCK OPTION PLAN
(Full title of the Plans)

Michael R. Lynch, Ph.D
Managing Director and Chief Executive Officer
Autonomy Corporation plc
Cambridge Business Park
Cowley Road
Cambridge CB4 OWZ United Kingdom
(Name and address of agent for service)
+44 (0) 1223 448000
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Virage, Inc. 1997 Stock Option Plan
Ordinary Shares, 1/3p nominal value	1,312,578 shares	$8.17	(3)	$10,724,171.62	(3)	$867.59
Virage, Inc. 2001 Nonstatutory Stock Option Plan
Ordinary Shares, 1/3p nominal value	171,584 shares	$5.85	(3)	$1,002,926.90	(3)	$81.14

Total	1,484,162 shares	Aggregate Registration Fee				$948.73

(1)

American Depository Shares which may be issued with respect to Ordinary Shares registered hereunder have been registered on a separate registration statement on Form F-6 (No. 333-11880) filed on April 28, 2000.

(2)

This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Virage, Inc. 1997 Stock Option Plan and the Virage, Inc. 2001 Nonstatutory Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

                         Autonomy Corporation plc (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)

The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed with the Commission on March 21, 2003, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)

The Registrant’s Registration Statement No. 000-30716 on Form 8-A filed with the Commission on April 25, 2000, pursuant to Section 12(b) of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Ordinary Shares.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 6-K shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

                         Not applicable.

Item 5.  Interests of Named Experts and Counsel

                         Not applicable.

Item 6.  Indemnification of Directors and Officers

                         Section 310 of the Companies Act prohibits a company from exempting any of its officer from or indemnifying its officers, including directors, for acts of negligence, default, breach of duty or breach of trust in relation to the Registrant of which he may be guilty and any such indemnity is void and unenforceable.  Section 310(3) of the Companies Act permits a company, inter alia, to purchase and maintain for any such officer insurance against any such liability.  As permitted under English law, the Registrant’s Articles of Association provide that each director, secretary and officer shall be indemnified against liability incurred by him in defending proceedings, civil or criminal, which relate to anything done or omitted by him as the Registrant’s officer or employee and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.  The Registrant has also obtained policies of directors’ and officers’ liability insurance that insures the Registrant’s directors and executive officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  Exemption from Registration Claimed

                         Not applicable.

Item 8.  Exhibits

Exhibit Number	Exhibit

4

Instruments Defining the Rights of Stockholders.  Reference is made to Registrant’s Registration Statement No. 000-30716 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this Registration Statement.

5	Opinion and consent of Morgan, Lewis & Bockius.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.
99.1	Virage, Inc. 1997 Stock Option Plan.
99.2	Form of Incentive Stock Option Agreement.
99.3	Form of Nonstatutory Stock Option Agreement.
99.4	Virage, Inc. 2001 Nonstatutory Stock Option Plan.
99.5	Form of Nonstatutory Stock Option Agreement.
99.6	Form of Option Assumption Agreement.

Item 9.  Undertakings

                         A.          The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Virage, Inc. 1997 Stock Option Plan and 2001 Nonstatutory Stock Option Plan.

                         B.          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         C.          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

                         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on this 16th day of October, 2003.

Autonomy Corporation plc

By:	/s/ Michael R. Lynch, Ph.D

Michael R. Lynch, Ph.D
Managing Director and Chief Executive Officer

POWER OF ATTORNEY

                         Each person whose signature appears below hereby constitutes and appoints Michael R. Lynch, Ph.D and Richard G. Gaunt, or any one or more of them, his true and lawful attorney-in-fact, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact may do or cause to be done by virtue of these presents.

                         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael R. Lynch	Managing Director and Chief Executive Officer	October 13, 2003
(Principal Executive Officer and Director)
Michael R. Lynch, Ph.D

/s/ Sushovan Hussain	Chief Financial Officer	October 13, 2003
(Principal Financial and Accounting Officer and Director)
Sushovan Hussain

/s/ Richard G. Gaunt	Technical Director and Chief Technology Officer	October 13, 2003
(Director)
Richard G. Gaunt

/s/ Barry M. Ariko	Director	October 13, 2003

Barry M. Ariko

Signature	Title	Date

/s/ John P. McMonigall	Director	October 13, 2003

John P. McMonigall

/s/ Richard N. Perle	Director	October 13, 2003

Richard N. Perle

/s/ Mark Opzoomer	Director	October 13, 2003

Mark Opzoomer

EXHIBIT INDEX

Exhibit Number	Exhibit

4

Instruments Defining the Rights of Stockholders.  Reference is made to Registrant’s Registration Statement No. 000-30716 on Form 8-A, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(b) to this Registration Statement.

5	Opinion and consent of Morgan, Lewis & Bockius.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.
99.1	Virage, Inc. 1997 Stock Option Plan.
99.2	Form of Incentive Stock Option Agreement.
99.3	Form of Nonstatutory Stock Option Agreement.
99.4	Virage, Inc. 2001 Nonstatutory Stock Option Plan.
99.5	Form of Nonstatutory Stock Option Agreement.
99.6	Form of Option Assumption Agreement.